UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 8, 2009

Spirit AeroSystems Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 South Oliver, Wichita, Kansas 67210
(Address of principal executive offices) (Zip Code)
(316) 526-9000
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On June 8, 2009, Spirit AeroSystems Holdings, Inc. (the “Company”) entered into Amendment No. 2 (the “Amendment”) to its Second Amended and Restated Credit Agreement, dated as of November 27, 2006, among Spirit AeroSystems, Inc., as borrower, the Company, as parent guarantor, the Lenders referred to therein, Bank of America, N.A., as successor administrative agent and collateral agent to Citicorp North America, Inc., and the other agents named therein (as amended, supplemented or otherwise modified, the “Credit Agreement”).
     As a result of the Amendment,
•	The revolving credit facility commitment (the “Revolver”) increased from $650 million to $729 million. The maturity date with respect to $408.8 million of the Revolver was extended to June 30, 2012. The maturity date for the remaining $320.2 million of the Revolver will continue to be June 30, 2010. The Credit Agreement continues to provide the Company with a $700 million term loan of which $576.5 million of principal was outstanding at April 2, 2009.

•	The commitment fee percentage payable for that portion of any revolving lender’s revolving credit commitment that was extended to June 30, 2012 increased from a rate of 50 basis points to 75 basis points. The commitment fee percentage payable to that portion of any revolving lender’s revolving credit commitment that terminates on June 30, 2010 continues to be 50 basis points.

•	The applicable margin payable on revolving loans in respect of which the underlying revolving credit commitment has been extended to June 30, 2012 (“Extending Revolving Loans”) has been increased. The applicable margin continues to be determined in accordance with a performance grid based on total leverage ratio and, for Extending Revolving Loans, ranges from 4.00% to 3.00% per annum in the case of LIBOR advances and from 3.00% to 2.00% per annum in the case of alternate base rate advances. The applicable margin payable in respect of loans that are not Extending Revolving Loans continues to range from 2.75% to 2.25% per annum in the case of LIBOR advances and from 1.75% to 1.25% per annum in the case of alternate base rate advances.

•	The definition of “Alternate Base Rate” implements a new floor equal to the one-month LIBOR rate plus 100 basis points.

•	The Covenant Leverage Ratio (as defined in the Credit Agreement) financial covenant was modified to provide that the maximum Covenant Leverage Ratio as of the last day of any fiscal quarter through the final maturity date of the Credit Agreement shall not exceed 2.5:1:0.

•	A new Interest Coverage Ratio (as defined in the Credit Agreement) financial covenant was added to provide that the Interest Coverage Ratio as of the last day of any fiscal quarter through the final maturity date of the Credit Agreement shall not be less than 4.0:1.0.
     The foregoing description of the material terms of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.
     The Company also issued a press release regarding the foregoing matters that is included herein as Exhibit 99.1.
     Certain of the lenders under the Credit Agreement and their affiliates have provided certain commercial banking, financial advisory and investment banking services to the Company and its affiliates in the past and may do so in the future. In addition, The Bank of New York Mellon, one of the lenders under the Credit Agreement, acts as the transfer agent and registrar for the Company’s class A common stock. Such parties received, and expect to receive, customary fees and commissions for these services.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The response to Item 1.01 above is incorporated by reference.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
10.1	Amendment No. 2 dated as of June 8, 2009, to the Second Amended and Restated Credit Agreement, dated November 27, 2006, among Spirit AeroSystems, Inc. (f/k/a Mid-Western Aircraft Systems, Inc.), Spirit AeroSystems Holdings, Inc. (f/k/a Mid-Western Aircraft Systems Holdings, Inc.), the guarantors party thereto, Bank of America, N.A. and the other lenders party thereto.

99.1	Press Release dated June 9, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.
Date: June 10, 2009	By:	/s/ Ulrich Schmidt
Ulrich Schmidt
Executive Vice President and Chief Financial Officer